Exhibit 4.2

Execution Version

KOLLTAN PHARMACEUTICALS, INC.
AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, dated as of March 13, 2014 (this “Agreement”), by and among Kolltan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and holders of the Company’s Series A Convertible Preferred Stock, $.001 par value (the “Series A Preferred Stock”), party hereto (the “Series A Holders”), Series B Convertible Preferred Stock, $.001 par value (the “Series B Preferred Stock”), party hereto (the “Series B Holders”), Series C Convertible Preferred Stock, $.001 par value (the “Series C Preferred Stock”), party hereto (the “Series C Holders”) and Series D Convertible Preferred Stock, $.001 par value (the “Series D Preferred Stock”), party hereto, listed on Exhibit A (together with certain other persons who become such as provided herein, the “Holders”), amends and restates the Amended and Restated Investor Rights Agreement, dated as of March 1, 2012, by and among the Company and the Holders, as previously amended and/or restated (the “Prior Agreement”).

W I T N E S S E T H:

WHEREAS, the Company and the Series A Holders are parties to Subscription Agreements pursuant to which the Series A Holders purchased shares of Series A Preferred Stock (the “Series A Subscription Agreements”);

WHEREAS, the Company and the Series B Holders are parties to Subscription Agreements pursuant to which the Series B Holders purchased shares of Series B Preferred Stock (the “Series B Subscription Agreements”);

WHEREAS, the Company and the initial Series C Holder are parties to a Subscription Agreement pursuant to which such Series C Holder purchased shares of Series C Preferred Stock (the “Series C Subscription Agreement”);

WHEREAS, in order to induce the Company to issue the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock and to induce the Series A Holders to purchase shares of Series A Preferred Stock pursuant to the Series A Subscription Agreements, the Series B Holders to purchase shares of Series B Preferred Stock pursuant to the Series B Subscription Agreements and the initial Series C Holder to purchase shares of Series C Preferred Stock pursuant to the Series C Subscription Agreement, the Company provided the Series A Holders, Series B Holders and such Series C Holder with certain registration rights, rights of first offer, drag along rights and other rights as set forth in the Prior Agreement and the Series A Holders, Series B Holders and such Series C Holder agreed to certain obligations and limitations on their rights as set forth in the Prior Agreement;

WHEREAS, the Company wishes to sell to certain investors shares of its Series D Preferred Stock pursuant to Subscription Agreements, certain of which are dated as of the date hereof and certain of which are expected to be executed and delivered after the date hereof (the “Series D Subscription Agreements”), and it is a condition to such Investors’ purchase of such

Series D Preferred Stock that the Prior Agreement be amended and restated as set forth herein; and

WHEREAS, holders of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock entitled to cast a majority of the votes that could be cast in a vote of the holders of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock, voting together as a single class, have agreed to amend and restate the Prior Agreement in its entirety as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.

(a)                                 As used in this Agreement, the terms “Agreement,” “Company,” “Holders,” “Series A Holders,” “Series B Holders,” “Series C Holders,” “Series A Preferred Stock,” “Series B Preferred Stock,” “Series C Preferred Stock,” “Series D Preferred Stock,” “Prior Agreement,” “Series A Subscription Agreements,” “Series B Subscription Agreements,” “Series C Subscription Agreement” and “Series D Subscription Agreements” shall have the respective meanings assigned to such terms in the introductory paragraphs of this Agreement.

(b)                                 All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Agreement.

(c)                                  The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean, with respect to a party hereto (or such party’s successors and assigns), any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person (or such Person’s successors and assigns).  For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if the other possesses, directly or indirectly, power either (i) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; provided, however, that whether or not otherwise an “Affiliate” under the foregoing provisions, in the case of a Person who is an investment fund, “Affiliate” shall include any other investment fund that has the same investment manager, investment adviser or general partner as such Person; or, in the case of Fidelity, any mutual funds or similar pooled vehicles that are controlled by, under common control with, managed or advised by the same management company or registered investment advisor (or an affiliate of such management company or registered investment advisor) as Fidelity.

“Board of Directors” means the Board of Directors of the Company.

“Capital Stock” means all capital stock of the Company, including, without limitation, the Common Stock, shares of any class or series of the Company’s preferred stock, and any Common Stock Equivalents issued by the Company.

“Claims” shall have the meaning provided in Section 2.9(a).

“Common Stock” means the Company’s Common Stock, $.001 par value, and shares of any other class or series of capital stock into which the same may be converted, reclassified or changed from time to time or for which the same may be exchanged from time to time.

“Common Stock Equivalent” means any security, agreement or right that is convertible into, exchangeable for, or otherwise entitles the holder thereof to acquire, directly or indirectly, shares of Common Stock.

“Company Price” shall have the meaning provided in Section 3.2.

“Company Sale Notice” shall have the meaning provided in Section 3.2.

“Conversion Price” shall have the meaning provided in the Series A Certificate of Designations, the Series B Certificate of Designations, the Series C Certificate of Designations or the Series D Certificate of Designations, as applicable.

“Co-Sale Agreement” shall have the meaning provided in Section 5.

“Determination Date” shall have the meaning provided in Section 3.3.

“Drag Along Notice” shall have the meaning provided in Section 4.1(a).

“Drag Along Transaction” shall have the meaning provided in Section 4.1(a).

“Exercise Notice” shall have the meaning provided in Section 3.3.

“Fidelity” means Fidelity Select Portfolios: Biotechnology Portfolio, Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund, Fidelity Group Trust for Employee Benefit Plans: Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, and Fidelity Mt. Vernon Street Trust:  Fidelity Growth Company Fund.

“Form S-3” means a Registration Statement on Form S-3 under the 1933 Act as such form is in effect on the date hereof or any successor or substitute form for registration of securities under the 1933 Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by an issuer with the SEC.

“Initiating Holders” shall have the meaning provided in Section 2.1(a).

“IPO” means the first firm commitment underwritten sale of securities pursuant to a registration statement filed by the Company with the SEC under the 1933 Act (other than a registration of securities in a transaction to which Rule 145 under the 1933 Act applies).

“Major Investor” means any Holder that, individually or together with such Holder’s Affiliates, holds shares of Preferred Stock convertible into at least 1,000,000 shares of Common Stock (as such number is adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

“Majority Holders” shall have the meaning provided in Section 4.1(a).

“Material Adverse Effect” means a material adverse effect on (1) the business, assets, liabilities, operations, results of operations, intellectual property, management, condition (financial or other) or prospects of the Company; (2) the validity or enforceability of any Transaction Document or the ability of the Company to perform its obligations hereunder or thereunder or (3) the rights and remedies of the Holders under the Transaction Documents.

“New Issue Rights of First Offer” shall have the meaning provided in Section 3.1.

“New Issue Securities” shall have the meaning provided in Section 3.1.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1933 Act” means the Securities Act of 1933, as amended.

“Person” means any natural person and any corporation, trust, partnership, limited liability partnership, limited liability company, venture, government (or agency or subdivision thereof) or other business entity.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

“Pro Rata Share” shall have the meaning provided in Section 3.3.

“Product Option Agreement” means the Product Development Option Agreement by and between the Company and C.T. Koll Holdings Ltd. (previously named C.T. OT Securities Ltd.) dated September 1, 2009, as amended and restated as of August 31, 2010.

“Qualifying Offering” means a public offering of shares of Common Stock underwritten on a firm commitment basis pursuant to a registration statement under the 1933 Act that results in gross proceeds to the Company of at least $40,000,000 (calculated before deduction of underwriting discounts and commissions and offering expenses) and following which the Common Stock is listed on the NASDAQ Stock Market or the New York Stock Exchange.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document;

“Registrable Securities” means (1) the Common Stock issuable or issued upon conversion of the Preferred Stock and (2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Preferred Stock or such Common Stock, or such warrants, rights and securities, excluding in all cases, however, (i) any Registrable Securities a Holder sells or otherwise transfers in a transaction in which such Holder does not assign its rights under Section 2, (ii) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction and (iii)  Registrable Securities which at the time the Holder shall be entitled to sell under Rule 144 without limitation arising under Rule 144 on the amount such Holder may sell or the manner of sale.

“Rule 144” means Rule 144 as promulgated under the 1933 Act or any successor rule thereto or replacement rule therefor.

“S-3 Initiating Holders” shall have the meaning provided in Section 2.3.

“SEC” means the U.S. Securities and Exchange Commission.

“Series A Certificate of Designations” shall have the meaning provided in the Series A Subscription Agreements.

“Series B Certificate of Designations” shall have the meaning provided in the Series B Subscription Agreements.

“Series C Certificate of Designations” shall have the meaning provided in the Series C Subscription Agreement.

“Series D Certificate of Designations” shall have the meaning provided in the Series D Subscription Agreements.

“Stock Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Third Party Offeror” shall have the meaning provided in Section 4.1(a).

“Transaction Documents” mean the Series A Subscription Agreements, the Series A Certificate of Designations, the Series B Subscription Agreements, the Series B Certificate of Designations, the Series C Subscription Agreement, the Series C Certificate of Designations, the Series D Subscription Agreements, the Series D Certificate of Designations, the Co-Sale Agreement and this Agreement.

“Violation” shall have the meaning provided in Section 2.9(a).

2.                                      Registration Rights.

2.1                               Request for Registration.

(a)                                 If the Company shall receive at any time after the date that is one year following the date of the closing of the IPO a written request from the holders of at least 20% of the Registrable Securities that the Company file a registration statement under the 1933 Act covering the registration of Registrable Securities having an anticipated aggregate offering price, prior to underwriting discounts and commissions, in excess of $20,000,000, then the Company shall, within ten days after the receipt thereof, give notice of such request to all Holders and shall, subject to the limitations of Section 2.1(b), use its commercially reasonable best efforts to effect as soon as practicable, and in any event within 90 days after the receipt of such request from the Holders initiating a request under this Section 2.1 (the “Initiating Holders”), the registration under the 1933 Act of all Registrable Securities which, within 20 days after the Company gives such notice to all Holders of Registrable Securities, the Holders request to be so registered; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.1(a):

(i)                                     While another registration statement (other than on Form S-4 or S-8) of the Company has been filed with the SEC and is not yet effective or within 180 days after the effective date of another registration statement (other than on Form S-3, S-4 or S-8) filed by the Company with the SEC;

(ii)                                  While another registration statement of the Company has been requested or demanded by holders of securities of the Company to register their securities and which holders have rights to registration having priority over the Holders in respect of rights to registration of such securities of such holders and not yet filed with the SEC or while any such registration statement has been filed with the SEC and is not yet effective or on or within 180 days after the effective date of any such registration statement;

(iii)                               If within 30 days after the Company notifies the Holders of the Company’s receipt of the written request from Initiating Holders pursuant to this Section 2.1(a), holders of other securities of the Company who have rights to registration having priority over the Holders in respect of registration of such securities of such holders shall have exercised their rights to request or demand that the Company register such securities of such holders with the SEC;

(iv)                              After the Holders have requested two such registrations pursuant to this Section 2.1(a) and such registrations have been declared or ordered effective by the SEC, so long as the Company shall have complied in all material respects with its obligations in this Agreement relating to such registrations; provided, however, that if any Holder is unable to include in any such registration any Registrable Securities that such Holder requests be included in any such registration, the Holders shall be entitled to one additional registration for each such registration from which any Registrable Securities are so excluded; or

(v)                                 If the Company shall furnish to the Holders who have requested inclusion of their Registrable Securities in such registration statement a certificate signed by the Chairman of the Board, the Chief Executive Officer, or the President of the Company stating that in the good faith judgment of the Board of Directors, as evidenced by a duly adopted resolution of the Board of Directors, it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed at such time, in which case the Company’s obligation to use its commercially reasonable best efforts to register, qualify or comply under this Section 2.1(a) shall be deferred for a period (as specified in such resolution) not to exceed 90 days from the date of receipt of such written request from the Initiating Holders; provided, however, that the Company may not utilize this right to delay fulfillment of a request more than once in any twelve-month period.

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the notice the Company gives to the other Holders pursuant to Section 2.1(a).  The underwriter or underwriters for such underwriting shall be selected by the Company and approved by Holders of a majority of the Registrable Securities proposed to be included in such registration.  Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of Registrable Securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be included in such underwritten offering pursuant hereto, and the number of Registrable Securities that may be included in such underwritten offering shall be allocated as follows: (i) first, among Persons, if any, who have the right to include shares in such registration statement pursuant to an agreement other than this Agreement, to the extent such other agreement affords such Persons priority over the Holders to include their shares in such registration statement, and (ii) thereafter, among the Holders that have elected to include Registrable Securities in such registration, until such Holders have included in such registration all Registrable Securities such Holders shall have requested be included, and if all such Registrable Securities cannot be included, then pro rata based on the respective numbers of Registrable Securities held by all such Holders, and (iii) thereafter, among all other Persons who have the right to include shares in such registration statement, in such relative priorities as established by the agreement(s) under which such rights arise.  Without the consent of the Holders of a majority of the Registrable Securities proposed to be included in such registration, except as permitted by clause (i) of the immediately preceding sentence, no securities other than Registrable Securities shall be covered by such registration if the inclusion of such other securities would result in a reduction of the number of Registrable Securities covered by such registration or included in any underwriting or if, in the opinion of the managing underwriter, the inclusion of such other securities would adversely affect the marketing of such offering.

2.2                               Company-Initiated Registration.  If the Company at any time proposes to register (including for this purpose a registration effected by the Company for holders of any securities of the Company other than the Holders) any of its stock or other securities under the 1933 Act in connection with a public offering of securities by the Company or the holders of such securities solely for cash (other than a registration relating solely to the sale of securities to or by participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale by Holders of Registrable Securities), the Company shall, at least 15 days prior to the filing of any registration statement under the 1933 Act relating thereto, give each Holder written notice of such registration, unless by the terms of any agreement between the Company and any holders of securities to which such registration relates the Holders are not permitted to include any Registrable Securities in such registration.  Such notice shall be given by mail and, concurrently with the deposit of such notice in the mail, by email to Holders who have furnished email addresses to the Company for purposes of notices under this Agreement.  Upon the written request of a Holder given within ten days after the Company gives such notice to such Holder (which request shall specify the number of Registrable Securities to be included in such registration statement), the Company shall, subject to the provisions of Section 2.7, include in such registration under the 1933 Act all of the Registrable Securities that such Holder has timely requested to be registered.  The right of Holders to include Registrable Securities in any registration under this Section 2.2 and the terms under which Registrable Securities may be excluded from any such registration shall be subject to the rights set forth in any one or more agreements between the Company and any holder or holders of securities who are entitled to include their securities in such registration; provided, however, that, whenever all Registrable Securities requested by Holders to be included in such registration cannot be included by reason of such agreement(s), any inclusion or exclusion of Registrable Securities shall be pro rata among holders of Registrable Securities who requested to include their Registrable Securities in such registration.

2.3                               Form S-3 Registration.  In case the Company shall receive at any time after the date that is one year following the date of the closing of the IPO from the Holders of at least 20% of the Registrable Securities (the “S-3 Initiating Holders”) a request that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)                                 promptly give notice of the proposed registration to all other Holders; and

(b)                                 as soon as practicable, effect such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the S-3 Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(1)                                 if Form S-3 is not available for such offering by the Holders;

(2)                                 if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $3,000,000 unless the Registrable Securities to be so registered are all the Registrable Securities held by the Holders;

(3)                                 while another registration statement (other than on Form S-4 or S-8) of the Company has been filed with the SEC and is not yet effective or within 180 days after the effective date of another registration statement (other than on Form S-3, S-4 or S-8) filed by the Company with the SEC;

(4)                                 while another registration statement of the Company has been requested or demanded by holders of securities of the Company to register their securities and which holders have rights to registration having priority over the Holders in respect of rights to registration of such securities of such holders and not yet filed with the SEC or while any such registration statement has been filed with the SEC and is not yet effective or on or within 180 days after the effective date of any such registration statement;

(5)                                 if within 30 days after the Company notifies the Holders of the Company’s receipt of the written request from S-3 Initiating Holders pursuant to this Section 2.3, holders of other securities of the Company who have rights to registration having priority over the Holders in respect of registration of such securities of such holders shall have exercised their rights to request or demand that the Company register such securities of such holders with the SEC;

(6)                                 after the Holders have requested four such registrations pursuant to this Section 2.3 and such registrations have been declared or ordered effective by the SEC, so long as the Company shall have complied in all material respects with its obligations in this Agreement relating to such registrations; provided, however, that if any Holder is unable to include in any such registration any Registrable Securities that such Holder requests be included in any such registration, the Holders shall be entitled to one additional registration for each such registration from which any Registrable Securities are so excluded;

(7)                                 if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors, as evidenced by a duly adopted resolution of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration statement to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that the Company shall not utilize this right more than once in any twelve-month period; or

(8)                                 in any particular jurisdiction in which the Company would be required to qualify to do business, to execute a general consent to service of process or subject itself to taxation in effecting such registration, qualification or compliance.

(c)                                  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the S-3 Initiating Holders.  All expenses incurred by the Company in connection with a registration requested pursuant to this Section 2.3, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and reasonable fees and disbursements of a single counsel for all Holders shall be borne by the Company.  Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively.

2.4                               Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable best efforts to cause such registration statement to become effective on the earliest practicable date, and keep such registration statement effective for up to 120 consecutive days during which the applicable prospectus is available for use by the Holders whose Registrable Securities are included in such registration statement (or such shorter period of time, if an underwritten offering, as the underwriters need to complete the distribution of the registered offering, or one year in the case of a “shelf” registration statement on Form S-3); provided, that the number of days that a registration statement shall be kept effective under this Section 2.4(a) shall be increased for each day the effectiveness of such registration statement was suspended or halted by the Company or by the SEC pursuant to a stop order or other proceedings, if at all.

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus relating to such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

(c)                                  Furnish to the Holders whose Registrable Securities are included in such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)                                 Use its commercially reasonable best efforts to register and qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required to register or qualify in any such jurisdiction in which such registration or qualification would require the Company in connection therewith or as a condition thereto to qualify to do business, to file a general consent to service of process, or to subject itself to taxation in any such jurisdiction.

(e)                                  In case of an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriters of such offering and arrange for the Company’s independent public accountants to furnish such “comfort” and other letters in customary form for underwritten offerings and as otherwise required by such underwriting agreement.

(f)                                   Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and use its commercially reasonable best efforts to correct such misstatement or omission as soon as practicable.

(g)                                  Furnish, at the request of any Holder whose Registrable Securities are included in a registration pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, opinions, dated such date, of counsel representing the Company in connection with such registration, in form, scope and substance as is customarily given in such a public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h)                                 Cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(i)                                     Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j)                                    Refrain from bidding for or purchasing any Common Stock or any right to purchase Common Stock or attempting to induce any Person to purchase any such security or right if such bid, purchase or attempt would in any way limit the right of the Holders to sell Registrable Securities by reason of the limitations set forth in Regulation M under the 1934 Act.

2.5                               Obligations of the Holders.

(a)                                 It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the registration of Registrable Securities of a particular Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required in order to comply with any applicable law or regulation in connection with the registration of such Holder’s Registrable Securities or any qualification or compliance with respect to such Holder’s Registrable Securities and referred to in this Agreement.

(b)                                 The Holders hereby acknowledge that there may be times when the Company must suspend the use of a registration statement filed with the SEC pursuant to this Agreement or the prospectus relating to such registration statement until such time as an amendment to such registration statement has been filed by the Company with, and declared effective by, the SEC or until the Company has amended or supplemented such prospectus.  The Holders hereby covenant that they will not sell any securities pursuant to any such registration statement or prospectus during the period commencing at the time the Company gives the Holders notice of the suspension of the use of any such registration statement or prospectus and ending at the time the Company gives the Holders notice that the Holders may thereafter effect sales pursuant to any such prospectus.  Notwithstanding anything herein to the contrary, the Company shall not suspend use of a registration statement or related prospectus by the Holders unless in the good faith determination of the Company such suspension is required by federal or applicable state securities laws, including, without limitation, the rules and regulations promulgated thereunder; provided, however, that (i) except as otherwise provided by clause (ii) below, if such suspension is required by the need for an amendment or supplement to the registration statement or the related prospectus, the Company shall promptly file with the SEC such required amendments or supplements as shall be necessary for the disposition of the Registrable Securities to recommence and (ii) if the Company has determined in good faith that offers and sales pursuant to a registration statement and the related prospectus should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in the registration statement would be premature or would have a Material Adverse Effect, the Company may suspend the use of such registration statement and prospectus and defer the filing of any required amendment or supplement for the period of time the Company determines is necessary or appropriate to avoid such Material Adverse Effect.

(c)                                  Each Holder agrees that any sale by such Holder of Registrable Securities pursuant to a registration statement covering such Registrable Securities shall be made in a manner described in the plan of distribution set forth therein and (A) if such sale is made through a broker, the Holder shall instruct such broker to deliver the prospectus to the purchaser or purchasers (or the broker or brokers therefor) in connection with such sale, shall supply copies of the prospectus to such broker or brokers and shall instruct such broker or brokers to deliver such prospectus to the purchaser in such sale or such purchaser’s broker, (B) if such sale is made in a transaction directly with a purchaser and not through the facilities of any securities exchange or market, the Holder shall deliver, or cause to be delivered, the prospectus to such purchaser; and (C) if such sale is made by any means other than those described in the immediately preceding clauses (A) and (B), the Holder shall otherwise use its commercially reasonable best efforts to comply with the prospectus delivery requirements of the 1933 Act applicable to such sale.  A Holder may comply with the requirements of this Section 2.5(c) by reliance on Rule 153 under the 1933 Act, to the extent such rule is applicable.

(d)                                 Each Holder whose Registrable Securities are included in a registration agrees that it will promptly notify the Company of any material changes in the information set forth in such registration statement regarding such Holder or its plan of distribution; each Holder agrees (a) to notify the Company in writing in the event that such Holder enters into any material agreement with a broker or a dealer for the sale of the Registrable Securities through a block trade, special offering, exchange distribution or a purchase by a broker or dealer and (b) in connection with such agreement, to provide to the Company in writing the information necessary to prepare any supplemental prospectus pursuant to Rule 424(c) under the 1933 Act which is required with respect to such transaction.

(e)                                  Each Holder shall not take any action with respect to any distribution deemed to be made pursuant to the registration statement covering such Holder’s Registrable Securities, which would constitute a violation of Regulation M under the 1934 Act or any other applicable rule, regulation or law.

(f)                                   At the end of the period during which the Company is obligated to keep a registration statement current and effective as described in this Agreement, the Holders of Registrable Securities included in such registration statement shall discontinue sales of Registrable Securities pursuant to such registration statement upon receipt of notice from the Company of its intention to remove from registration the Registrable Securities covered by such registration statement which remain unsold, and such Holders shall notify the Company of the number of Registrable Securities included in such registration that remain unsold immediately upon receipt of such notice from the Company.

2.6                               Expenses of Registration.  All expenses (other than underwriting discounts and commissions payable with respect to Registrable Securities sold in an offering) incurred by the Company in connection with registrations, filings or qualifications pursuant to Sections 2.1, 2.2 and 2.3 including, without limitation, all registration, filing and qualification fees, printers’ and accounting fees (but not including, except as set forth in Section 2.3(c), any fees and disbursements of any counsel to any Holders) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless (a) the withdrawal is based upon material adverse information concerning the Company of which such Holders were not aware at the time of such request or any material misstatement or omission in any registration statement filed by the Company with the SEC in connection with such offering which the Company does not correct promptly after the Company learns of the same or (b) in the case of a registration under Section 2.1, the Holders of a majority of the Registrable Securities agree to forfeit the right to a demand registration pursuant to Section 2.1, in which event such right shall be forfeited by all Holders.  If the Holders are required to pay such registration expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration or inclusion therein in proportion to the number of Registrable Securities for which registration was requested.  In the case of a registration pursuant to Section 2.1, if the Company is required to pay such registration expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.1 to a demand registration.

2.7                               Underwriting Requirements.

(a)                                 In connection with any offering involving an underwriting of shares in which Registrable Securities of a Holder are proposed to be included, the Company shall not be required to include a particular Holder’s securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company (if shares are being offered for the account of the Company) or the Holders of a majority of the Registrable Securities being included in such registration (if no shares are being offered for the account of the Company, as the case may be) and the underwriters selected by the Company and as are consistent with this Agreement; provided, however, that a Holder shall not be required to make any representations or warranties other than with respect to itself and its Registrable Securities.

(b)                                 If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities proposed to be sold by Persons other than the Company that the underwriters reasonably believe compatible with the success of the offering, then, the Company shall be required to include in the offering only that number of Registrable Securities which the underwriters believe will be compatible with the success of the offering; provided, however, that in no event shall (i) the Company exclude Registrable Securities from such registration unless the Company shall first have excluded from such registration all shares that the Company has the right to exclude before excluding or reducing the Holders’ Registrable Securities from such registration, (ii) any exclusion of Registrable Securities shall be made pro rata among Holders whose Registrable Securities are being included in such registration, based on the number of Registrable Securities held by each such Holder, or pro rata among such Holders and holders of other securities of the Company who are entitled to include their securities in such registration and whose priority under the terms of their agreement(s) with the Company with respect to exclusion from registration ranks pari passu with the Holders’ rights, based on the respective numbers of Registrable Securities held by such Holders and the numbers of such securities held by such other holders; and (iii) in no event shall (A) any securities held by a holder who is entitled to include such holder’s securities in such registration and whose priority under the terms of such holder’s agreement with the Company with respect to exclusion from registration ranks senior to the Holders’ rights or (B) any shares being sold by any other stockholder of the Company exercising a demand registration right similar to that granted in Section 2.1 be excluded from such offering unless all Registrable Securities to be included in such registration shall have been excluded.  Nothing herein establishes the rights or priorities of any such holders of other securities of the Company with respect to inclusion in or exclusion from registration, such rights arising under, being set forth in, and governed by, the separate agreements pursuant to which such rights were granted.

2.8                               Delay of Registration.  No Holder shall have any right, as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2, to obtain or seek an injunction restraining or otherwise delaying any registration provided for in this Agreement or any other registration the Company undertakes.

2.9                               Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder whose Registrable Securities are included in a registration pursuant to this Section 2, the partners, officers, members, investment advisors, Affiliates and directors of such Holder, any underwriter (as defined in the 1933 Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act against any loss, claim, damage, liability, or expense, joint or several, or any action in respect thereof (collectively, “Claims”), to which they may become subject under the 1933 Act, the 1934 Act or state law, insofar as such Claim arises out of or is based upon any of the following statements, omissions or violations of the Company (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement filed with the SEC or the preliminary or final prospectus relating thereto or any amendment or supplement thereto, (ii) the omission or alleged omission to state in any such registration statement, prospectus, amendment or supplement a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with such registration; and the Company will pay to each such Holder, the partners, officers, members, investment advisors, Affiliates and directors of each such Holder, each such underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any Claim; provided, however, that the indemnity contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, nor shall the Company be liable in any such case to a particular such Person for any Claim to the extent that it arises out of or is based upon a Violation which occurs (i) in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, (ii) due to the failure of such Holder to comply with the covenants and agreements contained in this Agreement with respect to the offer and sale of Registrable Securities in connection with such registration, or (iii) an untrue statement or omission in any preliminary prospectus or prospectus that is corrected in any subsequent preliminary prospectus, prospectus, or supplement or amendment thereto, that was delivered to such Holder prior to the pertinent sale or sales by such Holder and not delivered by such Holder to the individual or entity to which it made such sale(s) prior to such sale(s).

(b)                                 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the particular registration statement, each Person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act, any underwriter, any other Holder selling Registrable Securities in such registration statement, any of such other Holder’s partners, officers, or directors, and any Person who controls any such other Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any Claim to which any of the foregoing Persons may become subject, under the 1933 Act, the 1934 Act or state law, insofar as such Claim arises out of or is based upon any Violation by such Holder, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person entitled to be indemnified pursuant to this Section 2.9(b), in connection with investigating or defending any such Claim; provided, however, that the indemnity contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Holder, nor shall a Holder be liable in any such case to a particular such indemnified Person (other than any such underwriter or Person controlling an underwriter) for any such Claim to the extent that it arises out of or is based upon a Violation which occurs (i) due to the failure of the Company to comply with the covenants and agreements contained in this Agreement with respect to the sale of Registrable Securities and (ii) an untrue statement or omission in any prospectus that is corrected in any subsequent prospectus, or supplement or amendment thereto by information such Holder delivered to the Company a reasonable period of time prior to the pertinent sale or sales by for which the Violation occurred or is alleged to have occurred; provided, further, that, in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder from the offering.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action),

such indemnified party will, if a Claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel reasonably acceptable to the indemnified Persons.  After notice from the indemnifying Person to any indemnified Person(s) of the indemnifying Person’s election to assume the defense thereof, the indemnifying Person shall not be liable to such indemnified Person(s) for any legal expenses subsequently incurred by such indemnified Person in connection with the defense thereof; provided, however, that an indemnified Person shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Person, if representation of such indemnified Person by the counsel retained by the indemnifying Person would, in the opinion of counsel to the indemnified Person, be inappropriate due to actual or potential differing interests between such indemnified Person and any other Person represented by such counsel in such proceeding or the availability of different or additional defenses of such indemnified Person; provided, further, that the indemnifying Person shall not be obligated to pay the expenses of more than one counsel to represent all indemnified Persons.  In the event of such separate counsel, such counsel shall agree to reasonably cooperate.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified Persons under this Section 2.9.

(d)                                 If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unenforceable by an indemnified Person with respect to any Claim to which this Section 2.9 otherwise applies, the indemnifying Person, in lieu of indemnifying such indemnified Person thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified Person as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the Violation(s) that resulted in such Claim, as well as any other relevant equitable considerations.  The relative fault of the indemnifying Person and of the indemnified Person shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Holder hereunder exceed the net proceeds received by such Holder from the offering.

(e)                                  The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise.  No indemnifying Person, in the defense of any such Claim, shall, except with the consent of each indemnified Person, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Person of a release from all liability in respect to such Claim.  The rights to indemnification and contribution in this Section 2.9 shall be in addition to and not in lieu of any other rights arising under applicable law.

2.10                        Rule 144; Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public (1) without registration or (2) pursuant to a registration on Form S-3, after the effective date of the first registration statement filed by the Company for the public offering of its securities, the Company shall:

(a)                                 generally make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after such effective date;

(b)                                 take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the registration statement filed by the Company for its IPO is declared effective, subject to the rules and regulations that apply to the use of Form S-3;

(c)                                  file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(d)                                 furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements for the availability of Rule 144 under the 1933 Act (at any time after 90 days after the effective date of the first registration statement filed by the Company), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), and (ii) such other information as may be reasonably requested by a Holder seeking to sell shares of Common Stock under any rule or regulation of the SEC which permits the selling of any such securities without registration under the 1933 Act or pursuant to a registration on Form S-3.

2.11                        Assignment of Registration Rights.  The rights to registration of Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee who acquires beneficial ownership of all or any part of a Holder’s Registrable Securities (including a transferee or assignee who acquires shares of Preferred Stock) so long as such transfer or assignment is made in accordance with the Transaction Documents and applicable law; provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further public disposition of such securities by the transferee or assignee is restricted under the 1933 Act.

2.12                        No Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall have the right, without any consent or approval of, or notice to, the Holders, to enter into any agreement with any holder(s) or prospective holder(s) of any securities of the Company which would (i) allow such holder(s) or prospective holder(s) to include such securities in any registration filed under Sections 2.1, 2.2 or 2.3 hereof, (ii) give such holder(s) or prospective holder(s) priority over the Holders in case all securities such holder(s) or prospective holders(s) and the Holders wish to include in a registration cannot be included, and (iii) restrict the right of the Holders to exercise their rights under Sections 2.1, 2.2 or 2.3 with respect to any registration that the Company effects for any such holder(s) or prospective holder(s).

2.13                        Mergers, Etc.  The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Section 2, and for that purpose references hereunder to Registrable Securities shall be deemed to be references to the securities which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization; provided, however, that the provisions of this Section 2.13 shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation if all stockholders are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation which may be immediately sold to the public without further registration under the 1933 Act by Persons who are not Affiliates of the Company or the issuer of such securities, and/or (iii) securities of the acquiring corporation for which the acquiring corporation has agreed to file a registration statement with the SEC within 180 days after completion of the transaction for resale to the public pursuant to the 1933 Act on terms comparable to this Section 2.

2.14                        “Market Stand-Off” Agreement.  Each Holder hereby agrees (a) that, during a period commencing on the date the Company files a registration statement with the SEC under the 1933 Act in connection with an IPO and ending on a date not later than 180 days (as determined by the Board of Directors and the proposed underwriters for a public offering of the Company’s securities under the 1933 Act) following the effective date of such registration statement (or such other period (not to exceed an additional 15 days) as may be required to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), it shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock of the Company or Common Stock Equivalents held by it at any time during such period except Common Stock included in such registration and (b) to enter into a lock-up agreement such underwriters in such form as specified by the Company and such underwriters providing that, unless otherwise consented to by the managing underwriter, such Holder will not make any such sales or other dispositions of securities of the Company in connection with such offering for a period no longer than that specified in the immediately preceding clause (a).  In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to each Holder’s securities of the Company (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such period and place restrictive legends on certificates for such securities.

3.                                      Rights of First Offer.

3.1                               General.  If the Company proposes to issue or sell any Common Stock or Common Stock Equivalents, other than Common Stock and Common Stock Equivalents excluded under Section 3.6, for cash, in a transaction the principal purpose of which is to raise capital for the Company (the “New Issue Securities”), the Holders shall have rights of first offer to purchase such Common Stock or Common Stock Equivalents on the terms and conditions set forth in this Section 3 (the “New Issue Rights of First Offer”); and the Company shall comply with the requirements of this Section 3.

3.2                               Notice of Proposed Sale.  If the Company proposes to undertake an issuance of New Issue Securities, the Company shall give the Holders notice (the “Company Sale Notice”) stating the Company’s bona fide intention to sell and issue such New Issue Securities and the price and principal terms upon which the Company proposes to issue and sell the same (the “Company Price”), and the Company shall offer the New Issue Securities at the Company Price to the Holders.  Notwithstanding the foregoing, the Company shall not be required to offer or sell New Issue Securities to any Holder the offer or sale to whom would violate applicable federal or state securities laws.

3.3                               Exercise of Right.  At any time within twenty days after the Company gives a Company Sale Notice, each Holder may, by giving written notice to the Company (an “Exercise Notice”), elect to purchase all or any portion of such Holder’s Pro Rata Share of the New Issue Securities, at the Company Price.  For purposes of the New Issue Rights of First Offer, a Holder’s “Pro Rata Share” is the ratio that (x) the sum of (1) the number of shares of Common Stock held by such Holder, which shares of Common Stock are held by such Holder at the close of business on the date the Company gives the Company Sale Notice for such New Issue Securities (the “Determination Date”) plus (2) the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock held by such Holder on the applicable Determination Date bears to (y) the total number of shares of Common Stock outstanding on the applicable Determination Date, determined on a fully-diluted basis that takes into account shares issuable upon conversion or exchange of, or other exercise of rights relating to, all Common Stock Equivalents outstanding on the Determination Date.

3.4                               Completion of Exercise of Rights; Payment.  Each Holder who exercises New Issue Rights of First Offer shall execute and deliver to the Company at the time such Holder gives an Exercise Notice, or at such later time(s) as specified by the Company, an agreement in the form specified by the Company setting forth such Holder’s commitment for the purchase of such New Issue Securities or the definitive documents for such purchase.  The Company Price payable by a Holder who shall have given an Exercise Notice shall be payable in cash.  The closing of the sale of, and payment for, such sale of New Issue Securities to such Holder shall occur at such time and by such method as provided in such definitive documents.  If a Holder fails to execute any such document or to pay at the closing of the sale of New Issue Securities the applicable Company Price for all of the New Issue Securities for which such Holder has given an Exercise Notice, then such Holder shall have no further right to purchase any such New Issue Securities; provided, however, that such Holder shall not be relived of any liability it may have arising from such failure.

3.5                               Company Right to Sell.  Once the period for exercise of the Holders’ New Issue Rights of First Offer shall have expired, the Company shall have the right for 90 days thereafter to complete the sale of such New Issue Securities that the Holders did not elect to purchase, at a price no more favorable to the purchasers of such New Issue Securities than the Company Price and on terms no more favorable than those contained in the Company Sale Notice.  If the Company has not sold such New Issue Securities within such 90-day period, the Company shall not thereafter issue or sell any New Issue Securities without first offering such securities to the Holders in the manner provided in this Section 3.

3.6                               Excluded Securities.  Anything to the contrary contained in this Section 3 notwithstanding, no Holder shall have New Issue Rights of First Offer for the issue or sale of:

(i)                                                                                     any Common Stock issued upon conversion of or in lieu of cash dividends on the Preferred Stock or upon conversion of or in lieu of cash dividends of any Common Stock Equivalents either (x) to which the New Issue Rights of First Offer applied with respect to the initial sale or grant by the Company of such Common Stock Equivalents or to which the New Issue Rights of First Offer did not apply by reason of this Section 3.6 or (y) that are outstanding as of the date hereof,

(ii)                                                                                  shares of Common Stock or Common Stock Equivalents issued to officers, directors or employees of, or consultants to, the Company and its subsidiaries pursuant to a stock grant, option or purchase plan or other employee stock incentive plan, program or agreement approved by the Board of Directors,

(iii)                                                                               any shares of Capital Stock issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors,

(iv)                                                                              any Common Stock or Common Stock Equivalents issued as part of a joint venture, strategic alliance, partnering transaction, lease or credit financing arrangement, development effort or like transaction approved by the Board of Directors,

(v)                                                                                 any shares of Common Stock or Common Stock Equivalents that are issued and sold by the Company in an offering conducted for the account of the Company pursuant to a registration statement filed by the Company with the SEC under the 1933 Act,

(vi)                                                                              any Common Stock or Common Stock Equivalents issued by the Company as an investment banking fee, placement agent fee or finder’s fee approved by the Board of Directors,

(vii)                                                                           up to 60,000,000 shares of Series D Preferred Stock, including the shares of Series D Preferred Stock issued pursuant to the Series D Subscription Agreements, and

(viii)                                                                        any Common Stock or Common Stock Equivalents not described in the preceding clauses (i) to (vii) of this Section 3.6 and as to which the Board of Directors has determined that it would not be in the best interests of the Company for the New Issue Rights of First Offer to apply because exercise of such rights would interfere with completion of a transaction by the Company to which the New Issue Rights of First Offer would otherwise apply.

3.7                               Time of Essence; Withdrawal.  Time shall be of the essence for any action that a Holder is permitted or required to take pursuant to this Section 3.  If the Company commences an offering of New Issue Securities to the Holders, the Company shall have the right to cancel or terminate such offering at any time, without any obligation to complete a sale of any New Issue Securities to any Holder, except as otherwise expressly agreed in definitive documents executed and delivered by the Company and a particular Holder with respect to the issue and sale of such New Issue Securities.

3.8                               Termination of New Issue Rights of First Offer.  The New Issue Rights of First Offer under this Section 3 shall not apply to securities being offered by the Company in the IPO, shall be suspended during the IPO and shall terminate immediately before the closing of the IPO.

4.                                      Drag Along Rights; Restrictions on Sale of Control of Company.

4.1                               Drag Along Rights.

(a)                                 If (i) the Company or the holders of outstanding shares of Capital Stock receive from a Person (as limited by the immediately succeeding clauses (x), (y), and (z), a “Third Party Offeror”), who is not (x) a holder of any outstanding Capital Stock or Common Stock Equivalent, (y) an Affiliate of any such holder or (z) an Affiliate of the Company, a bona fide proposal for the sale, transfer, exchange or any acquisition or disposition (including by way of merger, consolidation or other business combination) of issued and outstanding shares of Common Stock or Common Stock Equivalents, which Common Stock or Common Stock Equivalents represent beneficial ownership of 50% or more of the Common Stock of the Company, determined on a fully diluted basis, excluding compensatory Common Stock Equivalents (a “Drag Along Transaction”), and (ii) such Drag Along Transaction is approved by (A) the Board of Directors and (B) Holders who hold a majority of the outstanding shares of Preferred Stock, determined on an as-converted to Common Stock basis, held by all Holders (the “Majority Holders”), then the Company shall have the right to require all Holders to sell their shares of Capital Stock to such Third Party Offeror, in the case of a Drag Along Transaction that involves the purchase of outstanding shares of Capital Stock, in such Drag Along Transaction or otherwise to participate in such Drag Along Transaction, in any such case on terms that do not discriminate among holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or, in case a Holder who owns shares of Common Stock issued upon conversion of shares of Preferred Stock, does not discriminate among holders of Common Stock.  The Company shall exercise such right by giving notice (a “Drag Along Notice”) to the Holders, which notice shall state (a) that the Board of Directors and the Majority Holders have approved the Drag Along Transaction, (b) if less than all shares of Preferred Stock and shares of Common Stock issued upon conversion of Preferred Stock and held by any Holder are to be included in the Drag Along Transaction, the percentage of the shares of Preferred Stock and such Common Stock to be included in the Drag Along Transaction, (c) the proposed purchase price or other consideration to be paid by the Third Party Offeror or otherwise received by the Holders for each share of Preferred Stock and shares of Common Stock issued upon conversion of Preferred Stock and held by any Holder, and (d) the name of the Third Party Offeror.  Once the Company gives a Drag Along Notice, each Holder shall be obligated to participate in such Drag Along Transaction, upon the terms and subject to the conditions of such

Drag Along Transaction and otherwise to take all action necessary or appropriate to cause the completion of the proposed Drag Along Transaction.  Consideration payable in any Drag Along Transaction shall be allocated among the holders of Capital Stock on the basis of the relative liquidation preferences to which the holders are entitled in connection with a Liquidation Event (as defined in the Series A Certificate of Designations, the Series B Certificate of Designations, the Series C Certificate of Designations and the Series D Certificate of Designations, as applicable) as if such Drag Along Transaction was a Liquidation Event.

(b)                                 If the Company shall give a Drag Along Notice to the Holders in connection with a proposed Drag Along Transaction, each Holder shall (i) vote such Holder’s shares of Capital Stock in favor of, and otherwise consent to and raise no objection to, such Drag Along Transaction, and waive any dissenters’ rights, appraisal rights or similar rights that such Holder may have in connection therewith, (ii) take all necessary and desirable actions as directed by the Company in connection with the completion of such Drag Along Transaction, (iii) execute any and all purchase agreements, certificates, instruments and other agreements required by the Third Party Offeror to complete the proposed Drag Along Transaction; provided, however, that all such purchase agreements, certificates, instruments and other agreements shall contain terms and conditions that do not discriminate among Holders; provided further, that (A) in no event shall any Holder be required to enter into any non-competition agreement (whether as a separate agreement or as part of any other agreement), (B) no agreement shall obligate any Holder to indemnify any other Person(s) in an aggregate amount greater than the aggregate amount of consideration received by such Holder in the Drag Along Transaction, (C) no Holder shall be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Drag Along Transaction, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders), (D) the liability for indemnification, if any, of each Holder in the Drag Along Transaction and for the inaccuracy of any representations and warranties made by the Company in connection with such Drag Along Transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to the amount of consideration paid to such Holder in connection with such Drag Along Transaction (in accordance with the provisions of the Company’s Certificate of Incorporation), (E) any representations and warranties to be made by such Holder in connection with the Drag Along Transaction are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares, including, but not limited to, representations and warranties that (1) the Holder holds all right, title and interest in and to the shares such Holder purports to hold, free and clear of all liens and encumbrances, (2) the obligations of the Holder in connection with the transaction have been duly authorized, if applicable, (3) the documents to be entered into by the Stockholder have been duly executed by the Holder and delivered to the acquirer and are enforceable against the Holder in accordance with their respective terms; and (4) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency, and (F)   upon the consummation of the Drag Along Transaction (1) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (2) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (3) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (4) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Liquidation Event in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Drag Along Transaction, and (iv) deliver, at the closing of any such proposed Drag Along Transaction, to or as directed by the Third Party Offeror or the Company, as the case may be, such instruments of transfer, transmittal or surrender as shall be requested by the Third Party Offeror or the Company with respect to the shares of Capital Stock to be transferred, transmitted or surrendered, against receipt of the purchase price or other consideration therefor.  The Holders hereby grant to the Company full power of attorney, in their name, place and stead, to execute and deliver a stock power or powers and all other documents necessary to effect any such Drag Along Transaction.  If a Holder fails or refuses to vote his, her or its shares of Capital Stock of the Company as required by the terms of this Section 4.1(b), this Agreement shall constitute the irrevocable appointment by such Holder of the Chairman of the Board, the Chief Executive Officer and the President of the Company, with full power of substitution, each as such Holder’s attorney-in-fact and proxy, coupled with an interest, to vote such Holder’s shares of Capital Stock in accordance with this Section 4.1(b).

4.2                               Termination of Drag Along Rights.  The rights and obligations of the parties under this Section 4 shall terminate and be of no further force and effect upon the closing of the Qualifying Offering.

4.3                               Restrictions on Sale of Control of the Company.  No Holder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Liquidation Event).

5.                                      Co-Sale Rights.  In addition to the rights that the Company has provided to the Holders pursuant to this Agreement, the Holders understand and acknowledge that they have been offered certain co-sale rights by Joseph Schlessinger and Arthur G. Altschul, Jr. in accordance with the terms of an Amended and Restated Co-Sale Agreement, by and among the Company, Holders who become parties thereto, Joseph Schlessinger and Arthur G. Altschul, Jr., dated on or about the date hereof (the “Co-Sale Agreement”).

6.                                      Certain Covenants of the Company.

6.1                               Financial Information.  So long as a Holder holds any shares of Preferred Stock or shares of Common Stock or other securities issued upon conversion thereof, the Company shall deliver to such Holder:

(a)                                 as soon as practicable, but in any event within 120 days after the end of such fiscal year of the Company, an income statement, a balance sheet, and a statement of cash flows for such fiscal year, such financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and accompanied by the report and certification by independent auditors of nationally recognized standing selected by the Company.

(b)                                 as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)                                  as soon as practicable, but in any event within 120 days after the end of such fiscal year of the Company, a statement of stockholders’ equity as of the end of such year.

6.2                               Proprietary Information Agreements.  The Company agrees, and agrees to cause each of its subsidiaries, to require each employee of and consultant to the Company or any of its subsidiaries to execute an agreement in the form approved by the Board of Directors providing for confidentiality, non-use of Company information and assignment of inventions to the Company, as a condition of employment by or consultancy to or continued employment by or consultancy to the Company, as the case may be, unless otherwise determined by the Board of Directors with respect to a particular employee or consultant.

6.3                               Termination of Covenants.  The covenants set forth in this Section 6 shall terminate and be of no further force or effect upon the closing of the IPO.

7.                                      Voting Agreement; Proxy.

7.1                               Voting on Certain Matters.  Whenever from time to time the Company shall propose that, in accordance with Section 8 of the Series A Certificate of Designations or the Series B Certificate of Designations, as the case may be, the Company shall amend the Series A Certificate of Designations or the Series B Certificate of Designations, as applicable, then, except to the extent set forth in Section 8(b) of the Series B Certificate of Designations, the Holders agree to vote their shares of Series A Preferred Stock and Series B Preferred Stock on such amendment only as provided in this Section 7.

Prior to taking a vote of Holders of Series A Preferred Stock on the amendment of the Series A Certificate of Designations, the Company shall by written poll of the Holders of the outstanding shares of Series A Preferred Stock and the holders of outstanding shares of Common Stock determine whether such Holders and holders wish to have the outstanding shares of Series A Preferred Stock voted in favor of or against such amendment, or to abstain from voting thereon.  If holders of a majority of the outstanding shares of Series A Preferred Stock and Common Stock (determined on an as converted to Common Stock basis) respond to such poll in favor of such amendment, then the Company shall so notify the Holders.  Such notice shall state the aggregate number of shares of Series A Preferred Stock and Common Stock the holders of which responded to such poll in favor of such amendment.

Prior to taking a vote of Holders of Series B Preferred Stock on the amendment of the Series B Certificate of Designations, the Company shall by written poll of the Holders of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock and the holders of outstanding shares of Common Stock determine whether such Holders and holders wish to have the outstanding shares of Series B Preferred Stock voted in favor of or against such amendment, or to abstain from voting thereon.  If holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock (determined on an as converted to Common Stock basis) respond to such poll in favor of such amendment, then the Company shall so notify the Holders.  Such notice shall state the aggregate number of shares of Series A Preferred Stock, Series B Preferred Stock and Common Stock the holders of which responded to such poll in favor of such amendment.

7.2                               Vote or Consent.  Thereafter, as promptly as possible the Holders shall vote all of their outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, entitled to vote on such amendment in favor of such amendment at a meeting of Holders called by the Company, or give a written consent thereto in writing in lieu of such a meeting.

7.3                               Proxy.  Each Holder hereby irrevocably constitutes and appoints the Chairman of the Board and the Secretary of the Company from time to time, or either of them, the full and lawful agent and attorney-in-fact of such Holder with respect to all shares of Series A Preferred Stock and Series B Preferred Stock such Holder is entitled to vote, with full power of substitution, to vote all such shares in accordance with Section 7.2.  Such power-of-attorney shall be deemed an irrevocable power coupled with an interest.

7.4                               Equitable Relief.  Each Holder acknowledges that it will be impossible to measure the damages that would be suffered if such Holder fails to comply with the provisions of this Section 7 and that in the event of any such failure, the Company will not have an adequate remedy at law.  Therefore, the Company shall be entitled to obtain specific performance of such Holder’s obligations hereunder and to obtain immediate preliminary and permanent injunctive relief against the Holder for any action or threatened action that may be contrary to compliance with such Holder’s obligations.  Such Holder shall not argue, as a defense to any proceeding for such specific performance or injunctive relief, that the Company has an adequate remedy at law.

7.5                               Termination.  The provisions of this Section 7 shall terminate upon the closing of the Qualifying Offering.

8.                                      Miscellaneous Provisions.

8.1                               All Shares Held by Holders.  The terms and conditions of this Agreement govern all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, other Common Stock Equivalents, Common Stock and other Capital Stock owned from time to time by any Holder, whether held on the date of this Agreement or acquired subsequent to the date of this Agreement.  A Person who acquires beneficial ownership of shares of Preferred Stock or shares of Common Stock issued upon conversion thereof from a Holder and who becomes a party to this Agreement shall thereby become a Holder for purposes of this Agreement.  Such new Holder shall promptly execute and deliver to the Company an agreement or other instrument, specified by the Company, evidencing that such new Holder has become a party to and bound by this Agreement.

8.2                               Transfer Restrictions.  In addition to the restrictive legends provided in the Transaction Documents, each Holder agrees to the imprinting of a legend on any of the certificates representing shares of Capital Stock and Common Stock Equivalents now or hereafter held by such Holders in the following form:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SUBSCRIPTION AGREEMENT AND AN INVESTOR RIGHTS AGREEMENT, COPIES OF EACH OF WHICH ARE AVAILABLE FOR INSPECTION AT THE CORPORATION’S OFFICE.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON SALE, TRANSFER AND VOTING.

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS, A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

8.3                               Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  No Holder may assign any of its rights under this Agreement or transfer any of such Holder’s shares of Capital Stock except to a Person who is an eligible purchaser or other transferee under the Transaction Documents and who, prior to such assignment or transfer agrees in writing to become a party to this Agreement with respect to such shares of Capital Stock.

8.4                               Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of New York as applied to agreements among residents of the State of New York entered into and to be performed entirely within the State of New York, without reference to principles of conflict of laws or choice of laws.

8.5                               Counterparts.  This Agreement may be executed in counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6                               Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which are incorporated herein by this reference.

8.7                               Stock Splits, etc.  All share numbers used in this Agreement are subject to proportionate adjustment in the case of any stock split, reverse stock split, combination or similar events, as such adjustment is determined by the Board of Directors.

8.8                               Notices.  Any notice required or permitted under this Agreement shall be given in writing and shall be deemed given when given to such party at the following address:

in the case of the Company:

Kolltan Pharmaceuticals, Inc.

300 George Street

Suite 530

New Haven, Connecticut 06511

Attention: Chief Executive Officer

Email: Jerry.Mcmahon@kolltan.com

with a copy to:

Kolltan Pharmaceuticals, Inc.

300 George Street

Suite 530

New Haven, Connecticut 06511

Attention: Chief Business Officer

Email: Jane.henderson@kolltan.com

if to a Holder:

in the case of a Series A Holder who purchased shares of Series A Preferred Stock from the Company, at such Holder’s address shown in Exhibit A,

in the case of any Person, including a Holder of Series B Preferred Stock, a Holder of Series C Preferred Stock or a Holder of Series D Preferred Stock, who subsequently became or becomes a party to and a Holder under this Agreement, at such address as such Holder provides to the Company at the time such Holder became or becomes a party to this Agreement, or in any such case at such other address as a party provides to the other parties on not less than ten days’ notice.  Any such notice shall be deemed given on the earliest of (i) when received, (ii) upon personal delivery to the party to be notified, (iii) upon delivery via facsimile, so long as confirmation of receipt is received from the receiving facsimile machine, (iv) one business day after being deposited with an overnight courier service addressed to the party at its address for notices under this Agreement, so long as such courier provides a record of delivery on such business day, (v) three business days after deposit with the facilities of the United States Postal

Service, by certified mail, postage prepaid and addressed to the party to be notified at the address for notices under this Agreement, or (vi) if delivered by e-mail message, at the time at which confirmation of receipt is generated by the recipient opening the e-mail communication and creating a record of receipt of the transmission.

8.9                               Amendments and Waivers.

(a)                                 Any term of this Agreement may be amended, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) and any Persons may be added as parties hereto, only by an instrument in writing signed by (i) the Company and (ii) Holders who hold a majority of the Registrable Securities then outstanding and held by all Holders (including for this purpose the shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock or upon exercise or conversion of other outstanding securities and which shares of issuable Common Stock are Registrable Securities).

(b)                                 (1)                                 Notwithstanding Section 8.9(a), the Company may amend or modify any term or provision in this Agreement from time to time in connection with the issuance of any Common Stock or Common Stock Equivalents in a financing transaction the principal purpose of which is to raise capital for the Company if (1) the price per share of Common Stock issued in such transaction or the price per share of Common Stock at which the Common Stock is deemed issued in such transaction is equal to or greater than the Conversion Price with respect to the Series B Preferred Stock as in effect on the date of and immediately prior to such issuance and (2) such amendment, modification or waiver is approved by (x) a written instrument signed by the holders of a majority of the outstanding shares of Preferred Stock and Common Stock (determined on an as converted to Common Stock basis) and (y) the Board of Directors.

(2)                                 The issuance by the Company of Common Stock Equivalents in a financing transaction the principal purpose of which is to raise capital for the Company shall be deemed the issuance at the time of such issuance of Common Stock Equivalents of the Common Stock issuable upon the exercise, conversion or exchange of such Common Stock Equivalents.  The price per share at which the shares of Common Stock are so deemed to have been issued shall be determined by dividing:

(A)                               the total amount, if any, received or receivable by the Company as consideration for the issuance of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto and determined without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Common Stock Equivalents, by

(B)                               the maximum number of shares of Common Stock as set forth in the instruments relating thereto (determined without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Common Stock Equivalents.

(c)                                  Notwithstanding Sections 8.9(a) and (b), if any amendment, modification or waiver of this Agreement has a direct adverse effect on any material rights of Holders of the Series B Preferred Stock, Holders of the Series C Preferred Stock or Holders of the Series D Preferred Stock in a manner materially disproportionate in the aggregate to any direct adverse effect on the rights of Holders of the Series A Preferred Stock in the aggregate, then such amendment, modification or waiver shall require the consent of the Holders who hold a majority of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock then outstanding, as applicable.

(d)                                 Notwithstanding anything to the contrary contained herein, this Agreement shall be automatically amended (x) without further action by the Company or the Holders to add as additional parties any transferee of securities subject to this Agreement who thereby agree to be bound by the same terms of this Agreement as the Holders and (y) with only the consent of the Company, to include as an additional Holder a Person who purchases shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock from the Company.  Any such amendments or waivers pursuant to this Section 8.9 will be binding on all parties hereto.

(e)                                  Notwithstanding anything to the contrary herein, in the event that (i) the New Issue Rights of First Offer are waived with respect to an offer of New Issue Securities or (ii) the Board of Directors determines that the New Issue Right of First Offer shall not apply pursuant to Section 3.6(viii), and one or more, but not all, Major Investors are offered the right to purchase all or a portion of such New Issue Securities (such Major Investors offered such right, the “Participating Major Investors”), then the Company shall provide each Major Investors that was not offered such right to purchase (the “Non-Participating Major Investors”) with written notice of such waiver, and each Non-Participating Major Investors shall have ten (10) days from the date of such notice to elect to purchase, on the same terms and conditions offered to the Participating Major Investors, up to the number of New Issue Securities that, when taken together with the New Issue Securities offered to all Participating Major Investors and all Non-Participating Major Investors, would allow such Non-Participating Major Investors to purchase such Non-Participating Major Investor’s pro rata share of the New Issue Securities offered to the Participating Major Investors determined as if the Holders and Non-Participating Major Investors, taken together, were the only holders of outstanding securities of the Company, before giving effect to the issuance of such New Issue Securities.

(f)                                   Notwithstanding anything in this Agreement to the contrary, Section 2.14, Section 4.1(b), Section 4.3, Section 8.9(e) and this Section 8.9(f) shall not be amended or waived without the prior written consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock.

(g)                                  The provisions of Sections 8.9 (b) and (c) shall terminate upon the closing of the Qualifying Offering.

8.10                        MA Business Trust.  A copy of the Agreement and Declaration of Trust of Fidelity or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the trustees of Fidelity or any affiliate thereof as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of Fidelity or any affiliate thereof individually but are binding only upon Fidelity or any affiliate thereof and its assets and property.

8.11                        Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms to the maximum extent possible.

8.12                        Entire Agreement.  This Agreement and the other Transaction Documents, together with all exhibits and schedules hereto and thereto, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, agreements, understandings, duties or obligations among the parties with respect to the subject matter hereof.

8.13                        Further Assurances.  From and after the date of this Agreement, upon the request of the Company, the Holders shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Kolltan Pharmaceuticals, Inc. has caused this Agreement to be duly executed by one of its officers thereunto duly authorized as of the date first set forth above.

KOLLTAN PHARMACEUTICALS, INC.

By:	/s/ Gerald McMahon
Gerald McMahon
President and Chief Executive Officer

[Signature Page to Amended and Restated Investor Rights Agreement]

Exhibit A
to

Investor Rights
Agreement

List of Holders

Holders Who Became Parties on July 24, 2008:

Name and Address	No. of Shares and Class or Series

Stanley S. Arkin 857 Fifth Avenue Apt. 16 New York, NY 10065 sarkin@arkin-law.com	100,000 shares of Series A Preferred

Mr. Rodney B. Berens Berens Capital Management LLC One Rockefeller Plaza, 23rd Floor New York, NY 10020 rod@berenscapital.com	200,000 shares of Series A Preferred

Mr. Oliver Chappaz

19 Chemin des Avallons

1247 Anieres

Switzerland

(subsequently transferred equally to:

Oliver Chappaz, as Custodian for Emma Chappaz and

Oliver Chappaz as Custodian for Victoria Chappaz

Chemin des Avallons 19 A,

1247 Anieres, Switzerland)

o.chappaz@hhavocats.ch

30,000 shares of Series A Preferred

Mr. Thomas H. Glocer 60 East 96th Street New York, NY 10128 tom@glocer.com	100,000 shares of Series A Preferred

Ms. Laurie Sands Harrison 6928 Vassar Dallas, TX 75205 kmindell@rosewd.com	40,000 shares of Series A Preferred

Kennedy Minerals Ltd. c/o Mr. W. Duncan Kennedy 500 West Texas Avenue #655 Midland, TX 79701 duncan@kennedyoil.biz; fred@kennedyoil.biz	300,000 shares of Series A Preferred

Kenrose LLC c/o Dr. Al Lin 7884 Pineville Circle Castro Valley, CA 94552 linyal@comcast.net	100,000 shares of Series A Preferred

Name and Address	No. of Shares and Class or Series

KT4 Partners, LLC c/o Mr. Marc L. Abramowitz P.O. Box 1447 9 Willow Hill Road Ross, CA 94957 marc.abramowitz@gmail.com	300,000 shares of Series A Preferred

Rachel and Jean-Pierre Lehmann 119 Greene Street 5th Floor New York, NY 10012 jp@jeanpierrelehmann.com	1,000,000 shares of Series A Preferred

Ms. Sally Lynch 103 Mt. Grey Road Setauket, NY 11733 lynch@gainv.com	25,000 shares of Series A Preferred

Mr. David Madden 210 Wood Road Mt. Kisco, NY 10549 d.madden5@verizon.net	300,000 shares of Series A Preferred

Madden 2002 Trust c/o Mr. Phillip Mills, Trustee Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 phillip.mills@davispolk.com	150,000 shares of Series A Preferred

Mr. Schuyler B. Marshall 6321 Westchester Dallas, TX 75205 smarshall@rosewd.com	40,000 shares of Series A Preferred

Melange Realty Associates, LLC c/o Berdon LLP 360 Madison Ave. 9F New York, NY 10017 mhughes@berdonllp.com	500,000 shares of Series A Preferred

Dr. Waenard L. Miller 5118 Oak Knoll Lane Frisco, TX 75034 wmiller@legacyheartcenter.com	250,000 shares of Series A Preferred

Mr. Ken D. Mindell 740 Lexington Avenue Coppell, TX 75019 kmindell@rosewd.com	20,000 shares of Series A Preferred

Name and Address	No. of Shares and Class or Series

Mr. Thomas B. Neff 190 Glenwood Avenue Atherton, CA 94027 tneff@fibrogen.com	1,000,000 shares of Series A Preferred

New Ventures I, LLC c/o Mr. Jonathan F. Finn 3500 Pacific Avenue Virginia Beach, VA 23451 jfinn@vantageconsultinggroup.com; mpearlman@balfourmail.com; rriggs@riggsmail.com;	1,000,000 shares of Series A Preferred

Peninsula Group

c/o Mr. Oliver Chappaz

20 Rue General-Dufour

1204 Geneva

Switzerland

(subsequently transferred to:

Rhema International

Lehmania Law Advocats,

7, rue du Général Dufour,

1204 Genève Switzerland)

o.chappaz@hhavocats.ch

1,000,000 shares of Series A Preferred

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Boulevard

Stamford, CT 06901

(subsequently transferred equally to:

Beacon Company and Rosebay Medical Company L.P.

(affiliates of Purdue Pharma L.P.))

paul@mundipharma-cbd.com;

drrichard.sackler@pharma.com

9,000,000 shares of Series A Preferred

Mr. David Keith Sands

3821 Windsor

Dallas, TX 75205

(subsequently transferred to:

The David K. Sands Bypass Trust

Rosewood Trust Company, LTA, Trustee

2101 Cedar Springs Road, Suite 1600

Dallas, TX 75201)

kmindell@rosewd.com

40,000 shares of Series A Preferred

Mr. Jacob Cayce Sands 100 Crescent Court Suite 1700 Dallas, TX 75201 kmindell@rosewd.com	25,000 shares of Series A Preferred

Mr. Patrick B. Sands 4908 Lakeside Dallas, TX 75205 kmindell@rosewd.com	40,000 shares of Series A Preferred

Mr. Stephen Hunt Sands 4001 Beverly Drive Dallas, TX 75205 kmindell@rosewd.com	25,000 shares of Series A Preferred

Mr. R. Randolph Scott 435 Coleridge Avenue Palo Alto, CA 94301 rscott@ccareynkf.com	100,000 shares of Series A Preferred

Name and Address	No. of Shares and Class or Series

Mr. James Silverman 9-B Russell Street Cambridge, MA 02140 jim@rrcbio.com	50,000 shares of Series A Preferred

Mr. Jay B. Silverman

94 Thompson Street

Loft 2T

New York, NY 10012

(subsequently re-issued to:

Oppenheimer & Co., Custodian FBO

Jay Silverman IRA R/O

10880 Wilshire Blvd., 24th Floor

Los Angeles, California 90024)

Robert.rosenstock@opco.com;

Emily.alpert@opco.com

250,000 shares of Series A Preferred

Mr. Stephen W. Spencer 4216 Windsor Parkway Dallas, TX 75205-1645 sspencer@thewindsorcorp.com	500,000 shares of Series A Preferred

Peter and Mary Jane Suzman, JTWRS 14 Leonard Avenue Newton, MA 02465 suzman@comcast.net	60,000 shares of Series A Preferred

The Berggruen Trust c/o Mr. John Berggruen 40 Florence Street San Francisco, CA 94133 john@berggruen.com	150,000 shares of Series A Preferred

The Ninety-Six Corporation c/o Mr. W. Duncan Kennedy 500 West Texas Avenue, #655 Midland, TX 79701 ncan@kennedyoil.biz; fred@kennedyoil.biz	300,000 shares of Series A Preferred

VAE, LLC c/o Mr. Tom Vertin 501 Nebraska Avenue Breckenridge, MN 56520 tom@vertin.com	50,000 shares of Series A Preferred

Wagner Family Partnership VI c/o Mr. Adam Wagner P.O. Box 1714 Midland, TX 79702 awagner@nvcapital.com	2,000,000 shares of Series A Preferred

Holders Who Became Parties on August 14, 2008:

Name and Address	No. of Shares and Class or Series

Robert S. Adelson

402 Academy Circle

Merion, PA 19066

(subsequently transferred to:

Osage University Partners I, LP

50 Monument Road, Suite 201

Bala Cynwyd, Pennsylvania 19004)

msinger@osagepartners.com;

radelson@osagepartners.com

500,000 shares of Series A Preferred

Cape Capital Ltd.

Wessex House, 2nd Floor

45 Reid Street

Hamilton HM 12, Bermuda

(subsequently transferred to:

Leman Management Nominees Limited

Wessex House, 2nd Fl.,

45 Reid Street,

Hamilton, HM 12, Bermuda)

eallanby@leman.bm

200,000 shares of Series A Preferred

HBM BioCapital (EUR) L.P. 2454 West Bay Road Centennial Towers 3rd Floor Grand Cayman, Cayman Islands arnold@hbmcayman.com; axel.bolte@hbmpartners.com; lesieur@hbmcayman.com	4,250,000 shares of Series A Preferred

HBM BioCapital (USD) L.P. 2454 West Bay Road Centennial Towers 3rd Floor Grand Cayman, Cayman Islands arnold@hbmcayman.com; axel.bolte@hbmpartners.com; lesieur@hbmcayman.com	750,000 shares of Series A Preferred

KLP Enterprises, LLC 35 Windsor Road North Haven, CT 06473 rwingate@aol.com	5,000,000 shares of Series A Preferred

KT4 Partners, LLC c/o Marc L. Abramowitz P.O. Box 1447 9 Willow Road Ross, CA 94957 marc.abramowitz@gmail.com	150,000 shares of Series A Preferred

The Michael S. Grunwald Living Trust PO Box 492058 Los Angeles, CA 90049 michael@siriosllc.com	100,000 shares of Series A Preferred

Name and Address	No. of Shares and Class or Series

New Ventures I, LLC c/o Mr. Jonathan F. Finn 3500 Pacific Avenue Virginia Beach, VA 23451 jfinn@vantageconsultinggroup.com; mpearlman@balfourmail.com; rriggs@riggsmail.com;	1,000,000 shares of Series A Preferred

Overbrook Fund I, LLC 122 East 42nd Street Suite 2500 New York, NY 10168 rappelgren@overbrook.com	250,000 shares of Series A Preferred

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Boulevard

Stamford, CT 06901

(subsequently transferred equally to:

Beacon Company and Rosebay Medical Company L.P.
(affiliates of Purdue Pharma L.P.))

paul@mundipharma-cbd.com;

drrichard.sackler@pharma.com

1,750,000 shares of Series A Preferred

Joseph Schlessinger 50 Rock Hill Road Woodbridge, CT 06525 joseph.schlessinger@yale.edu	250,000 shares of Series A Preferred

Holders Who Became Parties on October 30, 2008:

Name and Address	No. of Shares and Class or Series

Thomas Edelman 667 Madison Avenue 4th Floor New York, NY 10065 tedelman@whitedeerenergy.com	250,000 shares of Series A Preferred

Frank Ruderman Roth IRA

c/o Berkeley HeartLab, Inc.

839 Mitten Road

Burlingame, CA 94010

(Subsequently transferred to:

IRA FBO Frank Ruderman Pershing LLC as

Custodian Roth Account

Advisory Trust Co. as Custodian,

Attn: Mona Cisneros,

PO Box 52129,

Phoenix, AZ 85072)

fruderman@biobizinc.com

150,000 shares of Series A Preferred

Dr. Mark A. Mitchnick 80 Three Mile Harbor Drive East Hampton, NY 11937 mmitchnick@sunsmart.com	50,000 shares of Series A Preferred

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Boulevard

Stamford, CT 06901

(subsequently transferred equally to:

Beacon Company and Rosebay Medical Company L.P.
(affiliates of Purdue Pharma L.P.))

paul@mundipharma-cbd.com;

drrichard.sackler@pharma.com

750,000 shares of Series A Preferred

Section Six Partners, LP 1300 Valley Road New Canaan, CT 06840 kunischmertzler@mac.com	1,000,000 shares of Series A Preferred

Joseph C. Tortorici Na Cerne Hore 15 16000 Prague 6 Czech Republic joe.tortorici@weil.com	50,000 shares of Series A Preferred

Holders Who Became Parties on April 14, 2009:

Name and Address	No. of Shares and Class or Series

Stanley S. Arkin 857 Fifth Avenue, Apt. 16 New York, NY 10065 sarkin@arkin-law.com	12,692 shares of Series A Preferred

Kennedy Minerals, Ltd. c/o W. Duncan Kennedy 500 West Texas Avenue Suite 655 Midland, Texas 79701 duncan@kennedyoil.biz; fred@kennedyoil.biz	200,000 shares of Series A Preferred

KLP Enterprises, LLC 35 Windsor Road North Haven, Connecticut 06473 rwingate@aol.com	1,400,000 shares of Series A Preferred

The Legorreta Children 2002 Trust 110 East 59th Street New York, New York 10022 b.schliemann@accumuluscapital.com; plegorreta@royaltypharma.com	100,000 shares of Series A Preferred

Daniel Neidich c/o Dune Capital 623 Fifth Avenue 30th Floor New York, New York 10022 dan.neidich@drep.com	250,000 shares of Series A Preferred

The Ninety-Six Corporation c/o W. Duncan Kennedy 500 West Texas Avenue Suite 655 Midland, Texas 79701 duncan@kennedyoil.biz; fred@kennedyoil.biz	200,000 shares of Series A Preferred

Overbrook Fund I, LLC 122 East 42nd Street Suite 2500 New York, New York 10168 New York, New York 10168 rappelgren@overbrook.com	33,333 shares of Series A Preferred

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, Connecticut 06901

(subsequently transferred equally to:

Beacon Company and Rosebay Medical Company L.P.
(affiliates of Purdue Pharma L.P.))

paul@mundipharma-cbd.com;

drrichard.sackler@pharma.com

1,450,000 shares of Series A Preferred

Name and Address	No. of Shares and Class or Series

Joseph Schlessinger 50 Rock Hill Road Woodbridge, Connecticut 06525 joseph.schlessinger@yale.edu	33,333 shares of Series A Preferred

Section Six Partners, LP 1300 Valley Road New Canaan, Connecticut 06840 kunischmertzler@mac.com	33,333 shares of Series A Preferred

Wainscott Investments, LLC 120 East End Avenue, #7 New York, New York 10028 dan.neidich@drep.com	250,000 shares of Series A Preferred

Holder Who Became Party on May 14, 2009:

Name and Address	No. of Shares and Class or Series

Elm Street Ventures, LP 300 George Street New Haven, Connecticut 06511 rob@elmvc.com	500,000 shares of Series A Preferred

Holders Who Became Parties on August 6, 2009:

Name and Address	No. of Shares and Class or Series

Stanley Choy 54 Sundance Drive Cos Cob, CT 06807 Stan.choy@kolltan.com	10,000 shares of Series A Preferred

Yaron Hadari 34 Bates Road Harrison, NY 10528 Yaron.hadari@kolltan.com	10,000 shares of Series A Preferred

Laura Lehmann 119 Greene Street New York, NY 10012 lehmannlaura@mac.com	10,000 shares of Series A Preferred

W. Bradford Middlekauff 28 Hibben Road Princeton, NJ 08540 bradmiddlekauff@mindspring.com	10,000 shares of Series A Preferred

Dr. Mark A. Mitchnick 80 Three Mile Harbor Drive East Hampton, NY 11937 mmitchnick@sunsmart.com	2,309 shares of Series A Preferred

Holder Who Became Party on September 1, 2009:

Name and Address	No. of Shares and Class or Series

C.T. Koll, LLC 663 Fifth Avenue, 7th Floor New York, NY 10022 domenick.vita@auventx.com; reinaldo.diaz@auventx.com	3,181,818 shares of Series B Preferred

Holder Who Became Party on November 9, 2009:

Name and Address	No. of Shares and Class or Series

C.T. Koll, LLC 663 Fifth Avenue, 7th Floor New York, NY 10022 domenick.vita@auventx.com; reinaldo.diaz@auventx.com	2,272,727 shares of Series B Preferred

Holder Who Became Party on December 7, 2009:

Name and Address	No. of Shares and Class or Series

Tichenor Ventures, LLC 100 Crescent Court, Suite #70, Dallas, TX 75201 mtichenor@quadw.org	2,272,727 shares of Series B Preferred

Holder Who Became Party on December 1, 2010:

Name and Address	No. of Shares and Class or Series

C.T. Koll, LLC 663 Fifth Avenue, 7th Floor New York, NY 10022 domenick.vita@auventx.com; reinaldo.diaz@auventx.com	1,363,637 shares of Series B Preferred

Holder Who Became Party on March 1, 2012:

Name and Address	No. of Shares and Class or Series

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 muz.mansuri@gilead.com; norbert.bischofberger@gilead.com	12,500,000 shares of Series C Preferred

Holder Who Became Party on June 10, 2013:

Name and Address	No. of Shares and Class or Series

Spirogen SARL (Bermuda Branch)

(subsequently transferred to:

ADC Products Switzerland SARL

C/O A.T. Holdings II SARL

Rue Saint-Pierre 2

Lausanne, 1003 Switzerland)

michael.forer@auventx.com;

chris.martin@spirogen.com

2,500,000 shares of Series C Preferred

Holders Who Became Party on March 13, 2014:

Name and Address	No. of Shares and Class or Series

Fidelity Select Portfolios: Biotechnology Portfolio

Brown Brothers Harriman & Co.

525 Washington Blvd

Jersey City NJ 07310

Attn: Michael Lerman 15th Floor

Corporate Actions

Email: michael.lerman@bbh.com

10,639,609 shares of Series D Preferred

Fidelity Advisor Series VII: Fidelity Advisor

Biotechnology Fund

State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

Attn: Bangle & Co fbo Fidelity Advisor Series VII:
Fidelity Advisor Biotechnology Fund

Email: SSBCORPACTIONS@StateStreet.com

1,610,391 shares of Series D Preferred

Fidelity Group Trust for Employee Benefit Plans:

Fidelity Growth Company Commingled Pool

Brown Brothers Harriman & Co.

525 Washington Blvd

Jersey City NJ 07310

Attn: Michael Lerman 15th Floor

Corporate Actions

Email: michael.lerman@bbh.com

367,326 shares of Series D Preferred

Fidelity Mt. Vernon Street Trust: Fidelity Series

Growth Company Fund

State Street Bank & Trust

PO Box 5756

Boston, Massachusetts 02206

Attn: WAVELENGTH + CO Fidelity Mt. Vernon
Street Trust:

Fidelity Series Growth Company Fund

Email: SSBCORPACTIONS@StateStreet.com

1,692,030 shares of Series D Preferred

Fidelity Mt. Vernon Street Trust: Fidelity Growth

Company Fund

Ball & Co

C/o Citibank N.A/Custody

IC&D Lock Box

P.O. Box 7247-7057

Philadelphia, PA 19170-7057

Account #: 206681

Email: fidelity.tpacd@citi.com

7,940,644 shares of Series D Preferred

Elm Street Ventures, LP 33 Whitney Avenue Floor 3 New Haven, CT 06510 rob@elmvc.com	500,000 shares of Series D Preferred

Franklin M. Berger 257 Park Avenue South 15th Floor New York, NY 10010 franklin@fmb-research.com	2,500,000 shares of Series D Preferred

Mark L. Hart III 1401 Foch Street Suite 100 Fort Worth, TX 76107 c1972@corrientecapital.com	500,000 shares of Series D Preferred

David Madden 210 Wood Road Bedford Corners, NY 10549 d.madden5@verizon.net	200,000 shares of Series D Preferred

Waenard L. Miller, M.D. 5118 Oak Knoll Lane Frisco, TX 75034 wmiller@legacyheartcenter.com	150,000 shares of Series D Preferred

Frederick Goggans Family Partnership 201 Bayview Street Camden, ME 04843 rickcg@aol.com	100,000 shares of Series D Preferred

Susan Kingsolver 525 E. 86th Street #12A New York, NY 10028 susan.l.kingsolver@morganstanleypwm.com	50,000 shares of Series D Preferred

Thomas H. Glocer 60 East 96th Street New York, NY 10128 tom@glocer.com	59,176 shares of Series D Preferred

Daniel M. Neidich 299 West 12th Street Apt. 17H New York, NY 10014 dan.neidich@drep.com	500,000 shares of Series D Preferred

The Daniel M. Neidich 2012 Family Trust Henry Cornell, Trustee 299 West 12th Street Apt. 17H New York, NY 10014 dan.neidich@drep.com	500,000 shares of Series D Preferred

David J. Shorma 4340 46th Ave. So. Fargo, ND 58104 dshorma@aol.com	100,000 shares of Series D Preferred

Wagner Family Partnership VI PO Box 1714 Midland, TX 79702 awagner@nvcapital.com	500,000 shares of Series D Preferred

Joseph C. Tortorici c/o Weil, Gotshal & Manges 767 Fifth Avenue New York, NY 10153 joe.tortorici@weil.com	29,588 shares of Series D Preferred

Jean-Pierre and Rachel Lehmann 21 Alpinastrasse CH 3780 Gstaad Switzerland jp@jeanpierrelehmann.com	1,500,000 shares of Series D Preferred

VAE LLC 501 Nebraska Avenue Breckenridge, MN 56520 tom@vertin.com	29,588 shares of Series D Preferred

KLP Enterprises, LLC 35 Windsor Road North Haven, CT 06473 rwingate@aol.com	15,000,000 shares of Series D Preferred

C.T. Koll, LLC 1325 Avenue of the Americas 12th Floor New York, NY 10019 domenick.vita@auventx.com; reinaldo.diaz@auventx.com	3,715,182 shares of Series D Preferred

HBM Healthcare Investments (Cayman) Ltd. Governors Square, Suite #4-212-2 23 Lime Tree Bay Avenue West Bay Grand Cayman, Cayman Islands lesieur@hbmcayman.com	2,500,000 shares of Series D Preferred

ADC Products Switzerland SARL C/O A.T. Holdings II SARL Rue Saint-Pierre 2 Lausanne, 1003 Switzerland michael.forer@auventx.com; chris.martin@spirogen.com	1,331,466 shares of Series D Preferred

Rory Riggs 110 East 59th Street, 33rd Fl. New York, NY 10022 rriggs@riggsmail.com	125,000 shares of Series D Preferred

The Berggruen Trust u/t/a December 22, 2000 John H. Berggruen, Trustee 40 Florence Street San Francisco, CA 94133 john@berggruen.com	100,000 shares of Series D Preferred

Deerfield Special Situations Fund, L.P. 780 Third Avenue New York, NY 10017 slattery@deerfield.com	1,380,000 shares of Series D Preferred

Deerfield Special Situations International Master Fund, L.P. 780 Third Avenue New York, NY 10017 slattery@deerfield.com	1,120,000 shares of Series D Preferred

Madden 2002 Trust c/o Mr. Phillip Mills, Trustee Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 phillip.mills@davispolk.com	200,000 shares of Series D Preferred

Osage University Partners I, LP 50 Monument Road, Suite 201 Bala Cynwyd, Pennsylvania 19004 msinger@osagepartners.com; radelson@osagepartners.com	1,000,000 shares of Series D Preferred

Purdue Pharma L.P. One Stamford Forum 201 Tresser Boulevard Stamford, CT 06901 Paul@mundipharma-cbd.com	2,050,000 shares of Series D Preferred

Leerink Swann Co. — Investment Fund, LLC 1 Federal Street Boston, MA 02110 tony.gibney@leerink.com	510,000 shares of Series D Preferred

Leerink Holdings LLC 1 Federal Street Boston, MA 02110 tony.gibney@leerink.com	500,000 shares of Series D Preferred

New Emerging Medical Opportunities Fund II LP c/o Sectoral Asset Management 1000 Sherbrooke St. West, Suite 2120 Montreal, QC, H3A364 Canada maha@sectoral.com	1,000,000 shares of Series D Preferred